As filed with the Securities and Exchange Commission on April 3, 2013
Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McCORMICK & COMPANY, INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	52-0408290
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

We currently do not support nested tables...	21152
(Address of principal executive offices)	(Zip code)

2013 Omnibus Incentive Plan
(Full title of the plan)
W. Geoffrey Carpenter
Vice President, General Counsel & Secretary
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152
(Name and address of agent for service)
(410) 771-7301
(Telephone number, including area code, of agent for service)

____________________________
Copies to:

Alan L. Dye
C. Alex Bahn
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Maximum Proposed Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value per share	6,000,000	$72.02	$432,120,000	$58,941.17
Common Stock Non-Voting, no par value per share	2,000,000	$72.195	$144,390,000	$19,694.80
Total	8,000,000		$576,510,000	$78,635.96

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock and Common Stock Non-Voting that may become issuable under the plan referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant's Common Stock and Common Stock Non-Voting as reported on the New York Stock Exchange on March 26, 2013.

PART I
INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents or designated portions thereof are incorporated herein by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012;
(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2013;
(c) The Company’s Current Reports on Form 8-K filed on April 2, 2013 and March 5, 2013 (except that any portions thereof which are furnished and not filed shall not be deemed incorporated); and
(d) The Company’s registrations on Forms 8-A filed with the Commission on April 26, 1999 and August 30, 2001, which describe the Company’s Common Stock Non-Voting and Common Stock, respectively.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
Not Applicable.
Item 5. Interests of Named Experts and Counsel
The legal validity of the issuance of the shares of Common Stock and Common Stock Non-Voting offered by the prospectus has been passed upon by W. Geoffrey Carpenter, Vice President, General Counsel and Secretary of the Company. Mr. Carpenter owns shares of the Registrant’s Common Stock and Common Stock Non-Voting and is eligible to participate in the 2013 Plan.
Item 6. Indemnification of Directors and Officers

Under the Company’s by-laws and the Maryland General Corporation Law, the directors and officers of the Company may be entitled to indemnification in respect of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (“proceedings”), to which they are made a party by reason of their position as a director or officer of the Company. In the case of conduct in their official capacity with the Company, directors and officers will be entitled to indemnification unless the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the director or officer actually received an improper personal benefit in money, property or services. In the case of criminal proceedings the director or the officer also must have had no reasonable cause to believe that the conduct was unlawful.
If the director or officer is successful on the merits or otherwise in the defense of any proceeding, the director or officer will be entitled to indemnification against reasonable expenses incurred in connection with the proceedings regardless of whether the foregoing standards are met. In addition, a court of appropriate jurisdiction may order indemnification if it determines that the director or officer has met the foregoing standards, or if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.
Any indemnification required or permitted by the Company’s by-laws and the Maryland General Corporation Law may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, if the proceeding is by or in the right of the Company, indemnification may be made only against expenses and may not be made in respect of any proceeding in which the director or officer is adjudged to be liable to the Company.
Under the Company’s charter, the monetary liability of directors and officers to the Company or its stockholders is eliminated except for, and to the extent of, actual receipt of any improper benefit in money, property or services, or in respect of an adjudication based upon a finding of active and deliberate dishonesty material to the cause of action adjudicated.
The Company also maintains for the benefit of its directors and officers insurance covering certain liabilities asserted against or incurred by such persons in their capacity as, or as a result of their position as, director or officer of the Company. This insurance may afford protection for liabilities not subject to indemnification under the Company’s by-laws and the Maryland General Corporation Law.
Item 7. Exemption from Registration Claimed
Not Applicable.
Item 8. Exhibits
See the Exhibit Index.
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, and the State of Maryland, on the 3rd day of April, 2013.

McCormick & Company, Incorporated
By: /s/ Alan D. Wilson
Alan D. Wilson
Chairman, President, Chief Executive Officer and
Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 3rd day of April, 2013.

Signature	Title

/s/ Alan D. Wilson Alan D. Wilson	Chairman, President, Chief Executive Officer and Director
/s/ Gordon M. Stetz, Jr. Gordon M. Stetz, Jr.	Executive Vice President, Chief Financial Officer and Director
/s/ Kenneth A. Kelly, Jr. Kenneth A. Kelly, Jr.	Senior Vice President and Controller

A majority of the Board of Directors:
John P. Bilbrey, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Jacques Tapiero, Patricia Little, Michael D. Mangan, Margaret M.V. Preston, George A. Roche, Gordon M. Stetz, Jr., William E. Stevens and Alan D. Wilson.

By: /s/ W. Geoffrey Carpenter          April 3, 2013
W. Geoffrey Carpenter
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	2013 Omnibus Incentive Plan

5.1	Opinion of W. Geoffrey Carpenter

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney